Exhibit 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Chief Financial Officer and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:    August 2, 2012

SKYWEST, INC. ANNOUNCES ADDITIONAL DUAL-CLASS AIRCRAFT FROM DELTA

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW) today announced that it has reached an understanding with Delta Air Lines, Inc. (“Delta”) on a transaction which provides SkyWest, Inc. 34 additional dual-class regional jet aircraft and for the early termination of 66 Bombardier CRJ200 regional jet aircraft under its existing Delta Connection Agreements.  The 34 additional aircraft consist of five Bombardier CRJ700 aircraft and 29 Bombardier CRJ900.  SkyWest, Inc. anticipates that it will take delivery of the 34 aircraft incrementally between August 2012 and June 2013.  Subject to the completion of agreements to be negotiated between SkyWest, Inc. and Delta, SkyWest, Inc. also anticipates that these changes will be incorporated into its existing Delta agreements with a December 2022 termination date for these operating rights.

SkyWest, Inc. intends to remove the 66 CRJ200 aircraft from existing Delta Connection service between August 2012 and December 2015.  Of those aircraft, 41 are Delta-financed aircraft which are scheduled to be returned to Delta without obligation to SkyWest, Inc.  The remaining 25 aircraft are SkyWest, Inc. financed aircraft and SkyWest is currently working on opportunities to mitigate the financial risk associated with removing those aircraft from Delta service.

About SkyWest, Inc.

SkyWest, Inc. is the holding company for two scheduled passenger airline operations and an aircraft leasing company and is headquartered in St. George, Utah. SkyWest Inc.’s scheduled passenger airline operations consist of SkyWest Airlines also based in St. George, Utah and ExpressJet Airlines based in Atlanta, Georgia.  SkyWest Airlines operates as United Express and Delta Connection carriers under contractual agreements with United Airlines, Inc. (“United”) and Delta.  SkyWest Airlines also operates as US Airways Express under a contractual agreement with US Airways, Inc., and operates flights for Alaska Airlines under a contractual agreement.  ExpressJet Airlines operates as United Express and Delta Connection carriers under contractual agreements with United and Delta. System-wide, SkyWest, Inc. serves markets in the United States, Canada, Mexico and the Caribbean with approximately 4,000 daily departures and a current fleet of approximately 725 regional aircraft.  This press release and additional information regarding SkyWest can be accessed at www.skywest.com

FORWARD-LOOKING STATEMENTS

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “forecasts”, “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement.  Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines and ExpressJet Airlines, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release.  These factors include, but are not limited to, negotiations between SkyWest and Delta with respect to SkyWest’s operation of the 34 additional aircraft which SkyWest proposes to acquire from Delta, SkyWest’s ability to remove the 66 CRJ200 aircraft from Delta service without incurring significant financial or other obligations and SkyWest’s ability to integrate the 34 additional aircraft into its existing operations.

Actual operational and financial results of SkyWest, SkyWest Airlines and ExpressJet Airlines will also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest, SkyWest Airlines and ExpressJet Airlines and their major partners regarding their contractual obligations; the financial stability of those major partners and any potential impact of their financial condition on the operations of  SkyWest, SkyWest Airlines, or ExpressJet Airlines; the ability of ExpressJet Airlines to realize potential synergies and other anticipated financial impacts of the consolidation of its operations, the possibility that future financial and operating results of ExpressJet Airlines may not meet SkyWest’s forecasts and the timing of ongoing consolidation of the operations of ExpressJet Airlines, if achieved, the resolution of current litigation with a major airline partner of SkyWest Airlines and ExpressJet Airlines; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest’s operating airlines conduct flight operations; variations in market and economic conditions; labor relationships; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission; including the section of SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2011, entitled “Risk Factors.”